Exhibit 99(k)

                                  REGISTRAR,

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                      THE GABELLI DIVIDEND & INCOME TRUST

                                      and

                        EQUISERVE TRUST COMPANY, N.A.


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                                          TABLE OF CONTENTS

ARTICLE 1             Terms of Appointment; Duties of the Registrar.................................3

ARTICLE 2             Fees and Expenses.............................................................6

ARTICLE 3             Representations and Warranties of the Registrar...............................6

ARTICLE 4             Representations and Warranties of the Fund....................................7

ARTICLE 5             Data Access and Proprietary Information.......................................8

ARTICLE 6             Indemnification..............................................................10

ARTICLE 7             Standard of Care.............................................................12

ARTICLE 8             Covenants of the Fund and the Registrar......................................13

ARTICLE 9             Termination of Agreement.....................................................14

ARTICLE 10            Assignment...................................................................15

ARTICLE 11            Amendment....................................................................15

ARTICLE 12            [                       ] Law to Apply.......................................16

ARTICLE 13            Force Majeure................................................................16

ARTICLE 14            Consequential Damages........................................................16

ARTICLE 15            Merger of Agreement..........................................................16

ARTICLE 16            Survival.....................................................................17

ARTICLE 17            Severability.................................................................17

ARTICLE 18            Counterparts.................................................................17
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               REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT
               ------------------------------------------------

         AGREEMENT made as of the      day of October, 2003, by and between The
Gabelli Dividend & Income Trust, a Delaware statutory trust, having its principal office and place of business at One Corporate Center, Rye, New York, NY 10580 (the "Fund"), and [ ], N.A., located at [ ](the "Registrar").

         WHEREAS, the Fund desires to appoint the Registrar as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Registrar desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1            Terms of Appointment; Duties of the Registrar

                     1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Registrar to act as, and the Registrar agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

                     1.02 The Registrar agrees that it will perform the following services:

                     (a) In accordance with procedures established from time to time by agreement between the Fund and the Registrar, the Registrar shall:

                         (i) Issue and record the appropriate number of Shares as authorized and hold such shares in the appropriate Shareholder account

                         (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                         (iii) Prepare and transmit payments for dividends and distributions declared by the Fund;

                         (iv) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Registrar in substantially the form attached as Exhibit hereto;

                         (v) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Registrar of indemnification satisfactory to the Registrar and protecting the Registrar and the Fund, and the Registrar at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.


                     (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Registrar shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment anc cash purchase plan as described in Article 1 consistent with those requirements in effect as of the date of this agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

                     (c) The Registrar shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Registrar.


ARTICLE 2            Fees and Expenses

                     2.01 For the performance by the Registrar pursuant to this Agreement, the Fund agrees to pay the Registrar an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Registrar.

                     2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Registrar for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Registrar for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Registrar at the request or with the consent of the Fund, will be reimbursed by the Fund.

                     2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Registrar by the Fund at least seven (7) days prior to the mailing date of such materials.


ARTICLE  3           Representations and Warranties of the Registrar

     The Registrar represents and warrants to the Fund that:

                     3.01        It is a trust company duly organized and
existing and in good standing under the laws of [                             ].

                     3.02        It is duly qualified to carry on its business
in [              ].

                     3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


ARTICLE 4            Representations and Warranties of the Fund

     The Fund represents and warrants to the Registrar that:

                     4.01 It is a trust organized and existing and in good standing under the laws of Delaware.

                     4.02 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement

                     4.03 All proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                     4.04 It is a closed-end, non-diversified investment company registered under the Investment Company Act of 1940, as amended.

                     4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Registrar.

                     4.06 It shall make all required filings under federal and state securities laws.


ARTICLE 5            Data Access and Proprietary Information

                     5.01 The Fund acknowledges that the data bases, computer programs, screen formats, interactive design techniques, and other information furnished to the Fund by the Registrar are provided solely in connection with the services rendered under this Agreement and constitute copyrighted trade secrets or proprietary information of substantial value to the Registrar. Such databases, programs, formats, designs, techniques and other information are collectively referred to below as "Proprietary Information." The Fund agrees that it shall treat all Proprietary Information to any person or organization except as expressly permitted hereunder. The Fund agrees for itself and its employees and agents:

                     (a) to use such programs and databases (i) solely on the Fund computers, or (ii) solely from equipment at the locations agreed to between the Fund and the Registrar and (iii) in accordance with the Registrar's applicable user documentation;

                     (b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computers) any part of any Proprietary Information;

                     (c) to refrain from obtaining unauthorized access to any programs, data or other information not owned by the Fund, and if such access is accidentally obtained, to respect and safeguard the same Proprietary Information;

                     (d) to refrain from causing or allowing information transmitted from the Registrar's computer to the Funds' terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Registrar, (such permission not to be unreasonably withheld);

                     (e) that the Fund shall have access only to those authorized transactions as agreed to between the Fund and the Registrar; and

                     (f) to honor reasonable written requests made by the Registrar to protect at the Registrar's expense the rights of the Registrar in Proprietary Information at common law and under applicable statues.

                     5.02 If the transactions available to the Fund include the ability to originate electronic instructions to the Registrar in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Registrar shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Registrar from time to time.

ARTICLE 6            Indemnification

                     6.01 The Registrar shall not be responsible for, and the Fund shall indemnify and hold the Registrar harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                     (a) All actions of the Registrar or its agents or subcontractors required to be taken pursuant to this Agreement; provided that such actions are taken in good faith and without negligence or willful misconduct.

                     (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                     (c) The reliance on or use by the Registrar or its agents or subcontractors of information, records, documents or services which (i) are received by the Registrar or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent registrar.

                     (d) The reliance on, or the carrying out by the Registrar or its agents or subcontractors of any instructions or requests of the Fund.

                     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such State.

                     6.02 At any time the Registrar may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Registrar under this Agreement, and the Registrar and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Registrar, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Registrar or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice thereof from the Fund. The Registrar, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

                     6.03 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Registrar, the Registrar shall promptly notify the Fund in writing of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Registrar in the defense of such claim or to defend against said claim in its own name or in the name of the Registrar. The Registrar shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Registrar except with the Fund's prior written consent.


ARTICLE 7            Standard of Care

                     7.01 The Registrar shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.


ARTICLE 8            Covenants of the Fund and the Registrar

                     8.01 The Fund shall promptly furnish to the Registrar the following:

                     (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Registrar and the execution and delivery of this Agreement.

                     (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

                     8.02 The Registrar hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

                     8.03 The Registrar shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Registrar agrees that all such records prepared or maintained by the Registrar relating to the services to be performed by the Registrar hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                     8.04 The Registrar and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be requested by a governmental entity or as may be required by law.

                     8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Registrar will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Registrar reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.


ARTICLE 9            Termination of Agreement

                     9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                     9.02 Should the Fund exercise its right to terminate, all out- of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Registrar reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.


ARTICLE 10           Assignment

                     10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                     10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                     10.03 The Registrar may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)"), or (ii) a BFDS affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2), provided, however, that the Registrar shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.


ARTICLE 11           Amendment

                     11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.


ARTICLE 12           Massachusetts Law to Apply

                     12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.


ARTICLE 13           Force Majeure

                     13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


ARTICLE 14           Consequential Damages

                     14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.


ARTICLE 15           Merger of Agreement

                     15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


ARTICLE 16          Survival

                     16.01 All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.


ARTICLE 17           Severability

                     17.01 If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.


ARTICLE 18           Counterparts

                     18.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                            The Gabelli Dividend & Income Trust


                                            BY:________________________________


                                            [Registrar]


                                            BY:________________________________